Exhibit 5.3

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219-1886

+1 412 288 3131

Fax +1 412 288 3063

Dated as of March 14, 2008

Capmark Financial Group Inc.

411 Borel Avenue, Suite 320

San Mateo, California 94402

Ladies and Gentlemen:

We have acted as counsel for Commercial Equity Investments, Inc. (the “Company”), a Pennsylvania corporation and wholly-owned indirect subsidiary of Capmark Financial Group Inc. (“Capmark”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Capmark and the guarantors (the “Guarantors”) named in the Indentures (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $830,000,000 principal amount of Capmark’s Floating Rate Senior Notes due 2010, $1,200,000,000 principal amount of Capmark’s 5.875% Senior Notes due 2012 and $500,000,000 principal amount of Capmark’s 6.300% Senior Notes due 2017 (collectively, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.

The Exchange Notes, together with their respective Guarantees, will be issued under three indentures (collectively, the “Indentures”), each dated May 10, 2007, among Capmark, the Company and other Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

Capmark will offer the Exchange Notes in exchange for up to $830,000,000 principal amount of Capmark’s outstanding Floating Rate Senior Notes due 2010, $1,200,000,000 principal amount of Capmark’s outstanding 5.875% Senior Notes due 2012 and $500,000,000 principal amount of Capmark’s outstanding 6.300% Senior Notes due 2017 (collectively, the “Existing Notes”).

For purposes of this opinion, we have examined, among other things, the following documents, each dated as of the date hereof, unless otherwise specified:

(i)                                     the Registration Statement;

(ii)                                  executed counterparts of each of the Indentures;

(iii)                               executed counterparts of each of the Existing Notes;

NEW YORK • LONDON • CHICAGO • PARIS • LOS ANGELES • WASHINGTON, D.C. • SAN FRANCISCO • PHILADELPHIA • PITTSBURGH • OAKLAND MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • BIRMINGHAM • DUBAI • CENTURY CITY • RICHMOND • GREECE

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Capmark Financial Group Inc.

(iv)                              a specimen copy of the form of each of the Exchange Notes to be issued pursuant to the Indentures in the form attached to the Indentures

(v)                                 copies of the Certificate of Incorporation and bylaws of the Company, each as amended and/or restated, if applicable (collectively, the “Company Charter Documents”); and

(vi)                              a certificate of the Secretary of the Commonwealth of Pennsylvania attesting to, as of March 10, 2008, the subsistence of the Company along with a bring-down letter dated March 14, 2008 confirming such legal existence and good standing (such certificate and letter, the “Pennsylvania Certificates”).

The documents, agreements and instruments referred to in paragraphs (i) through (iv) above are referred to herein as the “Transaction Documents.”

In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of all signatures (other than the those of officers of the Company), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostat copies and the authenticity of the originals of such latter documents.

We have assumed that each of the parties to the Transaction Documents (other than the Company) has the power and authority and has taken the action necessary to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party, that such Transaction Documents have been validly executed and delivered by each such party and are binding thereon, and that no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency, which has not been obtained or made, is required for the valid execution or delivery by such party of, or the performance of its obligations under, the Transaction Documents.

As to matters of fact, we have relied with your permission upon the representations and warranties made in the Transaction Documents and upon certificates of public officials and of officers of the parties to the Transaction Documents, and we have assumed that such representations and warranties and certificates are accurate, complete and valid as of the date when made and as of the date hereof.

Based on the foregoing, and subject to the exceptions, qualifications, limitations, assumptions and reliances stated herein, it is our opinion that:

1.             The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to conduct its business as described in the Registration Statement.

2.             Each Indenture has been duly authorized, executed and delivered by the Company.

3.             The execution, delivery and performance of the Indentures and the Guarantees by the Company and compliance with the terms and provisions thereof will not result in a breach or violation

Capmark Financial Group Inc.

of any of the terms and provisions of, or constitute a default under, any Pennsylvania statute, any rule, regulation or order of any governmental agency or body or court in Pennsylvania having jurisdiction over the Company or any of its properties, or the Company Charter Documents, except that it is understood that no opinion is given in this paragraph with respect to any state securities law or any rule or regulation issued pursuant to any state securities law.

The opinions expressed herein are subject in all respects to the following further qualifications, limitations and exclusions:

a.             With respect to the opinion set forth in paragraph 1 regarding the good standing of the Company, we have relied with your permission on the Pennsylvania Certificates.

b.             Our opinions are issued as of the date hereof and are limited to the laws now in effect as to which our opinions relate and facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any changes in the opinions expressed herein as a result of any change in any laws, facts or circumstances which may come to our attention after the date hereof.

The opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Pennsylvania, as presently enacted and construed.

This letter is furnished solely for your benefit and for the benefit of Capmark in connection with matters relating to the Transaction Documents and may not be used or relied upon by any other person or for any other purpose without our prior written consent.  Notwithstanding the foregoing, we hereby consent to reliance on the opinions contained herein by Simpson Thacher & Bartlett LLP as if it were an addressee hereof specifically for the purpose of rendering its opinions in connection with the Transaction Documents and the transactions contemplated thereby.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or the Commission’s rules and regulations promulgated thereunder.

Very truly yours,

SRS: RKM